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                                                                  Exhibit (c)(8)

                                                                 CONFIDENTIAL

                            COVENANT NOT TO COMPETE

        THIS COVENANT NOT TO COMPETE (this "Covenant") is made and entered into as of the 13th day of October, 1999 by and between (i) Intel Corporation, a Delaware corporation ("Parent"), and (ii) Joseph M. Perl, Ph.D. (the "Securityholder"), an individual residing in __________ and a shareholder and/or option holder of DSP Communications, Inc., a Delaware corporation (the "Company"), with respect to the following:

                                    RECITALS

        The following provisions are made a part of and form the basis for this
Covenant:

        A. Concurrently herewith, the Company is being acquired by Parent in exchange for the consideration set forth in, and in accordance with the other terms and conditions of, that certain Agreement and Plan of Merger dated as of October 13, 1999 by and among Parent, CWC Acquisition Subsidiary, a Delaware Corporation and a wholly owned subsidiary of Parent ("Acquisition") and the Company (the "Agreement").

        B. An important factor in Parent's decision to enter into the Agreement is the Securityholder's covenant not to be involved, for a specified period of time, in any business that competes with the business conducted by the Company. But for the Securityholder's agreement to execute this Covenant, Parent would not have entered into the Agreement or the related transactions.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises, the covenants, conditions, representations, and agreements contained herein and in the Agreement, the consummation by Parent of the transactions contemplated by the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Securityholder covenants and agrees with Parent as follows:

        1.     Non-Competition

               A. Subject to the terms of the Covenant, the Securityholder agrees that, for a period commencing on the date hereof and continuing for a period of twenty-one (21) months from the date hereof (the "Covenant Period"), the Securityholder shall not directly or indirectly (whether for compensation or otherwise) own, manage, operate or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any Competing Business (as hereinafter defined) that is located in or doing business in the Designated Regions (as hereinafter defined), either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. Nothing contained in this Covenant shall be construed to prohibit the Securityholder from (i) purchasing or owning, as a passive investment, up to four percent (4%) of the issued and outstanding shares of any publicly traded class of securities of any corporation engaged in a Competing Business, provided that the Securityholder does not render

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any advice of any kind to the management of such corporation or actively participate in or control, directly or indirectly, any activities of such corporation or otherwise participate in its business or operations, (ii) acting as a passive investor of less than 40% of the total assets in any company through a blind-pool or independently managed investment vehicle such as a venture capital partnership; or (iii) publishing articles or other writings or public speaking concerning the Company or its business (so long as not in violation of any nondisclosure or other commitments to the Company and such communications are not intended to nor would likely injure the interest of the Company) or other businesses (whether or not similar to or competitive with the Company's).

               B. During the Covenant Period, the Securityholder without express prior written approval of Parent, will not (i) solicit any customers of the Company for or on behalf of any Competing Business or (ii) persuade or attempt to persuade any customer, supplier, contractor or any other person or party to cease doing business with the Company or to reduce the amount of business it does with the Company.

               C. During the Covenant Period, the Securityholder will not knowingly solicit or induce any person who is an employee of the Company to terminate any relationship such person may have with the Company nor shall the Securityholder during such period directly or indirectly offer employment to or compensate or cause any person with which the Securityholder may be affiliated to offer employment to or compensate, any employee of the Company, or any person who had been employed by the Company within sixty (60) days of such offer or compensation (except Pezzola). Notwithstanding the foregoing however, the Securityholder shall not be precluded from offering employment to or compensating in any way, persons terminated by the Company with or without cause. The Securityholder hereby represents and warrants that the Securityholder has not entered into any agreement, understanding or arrangement with any employee of the Company pertaining to any business in which the Securityholder has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

        2. Competing Business Defined. For purposes of this Agreement, "Competing Business" has the following definition: Any business which consults, designs, develops, manufactures, sells and or distributes any hardware and/or software elements used in (i) chipsets for cellular and/or wireless applications that utilize PDC, GSM, CDMA, TDMA and/or 3G technologies extending such standards for such applications, (ii) cellular and/or wireless phone handsets for cellular and/or wireless applications or (iii) cellular and/or wireless base stations or infrastructure for cellular or other applications using CDMA technology. Such hardware and/or software elements include, but are not limited to DSPs, processors (including but not limited to ARM), baseband, analog mixed signal and/or RF, or any combination thereof).

        3. Designated Regions Defined; Related Acknowledgments. For purposes of this Covenant, "Designated Regions" shall mean all counties, cities, states and countries throughout the world in which the Company consults, designs, develops, manufactures, sells and or distributes any hardware and/or software elements used in (i) chipsets for cellular and/or wireless applications that utilize PDC, GSM, CDMA, TDMA and/or 3G technologies extending such standards for such applications, (ii) cellular and/or wireless phone handsets for cellular and/or

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wireless applications or (iii) cellular and/or wireless base stations or infrastructure for cellular or other applications using CDMA technology. Such hardware and/or software elements include, but are not limited to DSPs, processors (including but not limited to ARM), baseband, analog mixed signal and/or RF, or any combination thereof).The Securityholder hereby acknowledges and agrees that the Company is conducting business in various places throughout the world, and that any Competing Business throughout the world in such places shall be competitive with the Company's business. The Securityholder also expressly agrees that, should a court of competent jurisdiction determine that the Designated Regions are broader than may be permitted under applicable law, such court shall nevertheless enforce this Covenant in the broadest geographical areas permitted by such applicable law as provided under Section 9 of this Covenant.

        4. Equitable Remedies. The Securityholder hereby acknowledges and agrees that the obligations under this Covenant are such that Parent cannot adequately be compensated by damages for breach of such obligations. As a result, the Securityholder hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Covenant, Parent shall be entitled not only to damages or other relief at law, but also to seek equitable relief to enforce the breached obligations, including, without limitation, preliminary and permanent injunctive relief (including temporary restraining orders).

        5. Binding Agreement. This Covenant and all its terms, provisions, and conditions shall be binding upon and inure to the benefit of each party to the Covenant and his or its respective successors and permitted assigns, it being agreed that only an express written amendment, termination or waiver of this Covenant by Parent can relieve the Securityholder of his personal obligations hereunder.

        6. Cost and Expenses. If either party to this Covenant brings an action against the other party to this Covenant to enforce his or its rights under this Covenant, or for a determination thereof, the prevailing party shall be entitled to recover his or its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

        7. Applicable Law. This Covenant shall be construed and enforced in accordance with the laws of the State of California.

        8. Captions. The section headings and captions contained in this Covenant are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Covenant.

        9. Enforceability. If any provision of this Covenant shall be determined, under applicable law, to be overly broad in duration, geographical coverage, substantive scope, or otherwise, such provision shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as so narrowed. If any provision of this Covenant nevertheless shall be unlawful, void, or unenforceable, it shall be deemed severable from and shall in no way affect the validity or enforceability of the remaining provisions of this Covenant.

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        10. Consideration. The Securityholder has been compensated for the covenants provided herein by, among other things, the consummation of the transactions called for by the Agreement for which the Securityholder received a cash payment for securities of the Company.

        11. Notice. Any notices hereunder shall be deemed to be properly given if provided to the Securityholder at his/her address set forth below in the manner provided in the Agreement.

        12. Waiver. The waiver by either party to this Covenant of a breach of any provision of the Covenant by the other party to this Covenant shall not operate or be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Covenant.

        13. Amendment. This Covenant may be altered, amended, or terminated only by an instrument in writing executed by both parties hereto.

        14. Counterparts. This Covenant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15. Contingent Agreement: This Agreement shall become effective only upon the consummation of the transactions contemplated by the Agreement.

        16. Notice of Breach. Notwithstanding anything to the contrary contained in this Covenant Not To Compete, no conduct, activity or action shall be deemed to constitute a breach by the Securityholder of any provision of this Covenant Not To Compete unless (i) the Parent shall have delivered to the Securityholder a written notice describing, the conduct, activity or action that the Parent believes to constitute a breach of this Covenant Not To Compete and (ii) the Securityholder shall have failed to discontinue such conduct, activity or action within 45 days after receiving such written notice.


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        IN WITNESS WHEREOF, Parent and the Securityholder have caused this
Covenant to be duly executed as of the date set forth above.

JOSEPH M. PERL, Ph.D.                INTEL CORPORATION, a Delaware corporation

                                     By: /s/ Arvind Sodhani
/s/ JOSEPH M. PERL, PH.D.                --------------------------------------
------------------------------       Name:   Arvind Sodhani
    Joseph M. Perl, Ph.D.                 -------------------------------------
                                     Title:  Treasurer
                                          -------------------------------------

Address for Notice                   Address for Notice

27644 Natoma Road                    Intel Corporation
Los Altos Hills, CA 94022            2200 Mission College Boulevard
                                     Santa Clara, CA  95052
                                     Fax: (408) 765-1859
                                     Attn:  General Counsel


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